Exhibit 99.1

ProShares Announces Change to ETF Lineup

BETHESDA, MD – May 22, 2015 – ProShares announced today that it plans to close and liquidate ProShares Ultra Australian Dollar (GDAY). The ETF trades on NYSE Arca.

“We continually review our lineup of ETFs to ensure our products meet the changing needs of investors,” said Steve Cohen, managing director and head of strategy for ProShare Advisors, LLC. “This fund has lacked the demand necessary to remain open.”

After the close of business on June 18, 2015, the fund will no longer accept creation orders. Trading in the fund on NYSE Arca will be halted prior to market open on June 19, 2015. Fund holdings will be liquidated by June 19 or shortly thereafter. Beginning June 19, the fund will not be traded on NYSE Arca and there will be no secondary market for the shares. Once the fund is in the process of liquidating its portfolio, it will not be managed in accordance with its investment objective. Proceeds of the liquidation are scheduled to be distributed to shareholders on or about June 29, 2015.

Any shareholders remaining in the fund on the distribution date will automatically have their shares redeemed for cash at the net asset value as of the liquidation date. The cash distribution will be deposited into their brokerage accounts. These cash distributions are taxable events, and shareholders should consult their tax advisors about potential tax consequences.

About ProShares

ProShares offers the nation’s largest lineup of alternative ETFs. We help investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares helps investors build better portfolios by providing access to alternative investments delivered with the liquidity, transparency and cost effectiveness of ETFs. Our wide array of alternative ETFs can help you reduce volatility, manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

ProShares has the largest lineup of alternative ETFs in the United States according to Strategic Insight, based on analysis of all the known alternative ETF providers (as defined by Strategic Insight) by their number of funds and assets (as of 1/31/2015).